ATTORNEY IN FACT AGREEMENT

WHEREAS, the undersigned is desirous of becoming a subscriber to American Inter-Fidelity Exchange, a reciprocal insurer, and

WHEREAS, the undersigned subscriber in the normal course of their business operations are exposed to the risk of liability stemming directly from the conduct of such business operations, and

WHEREAS, all the subscribers to the Exchange have the risk of liability from the conduct of their normal business operations, and

WHEREAS, all the subscribers are desirous of exchanging reciprocal contracts of indemnity between themselves to reduce the risk of liability from their operations.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations as stated herein the parties to hereby stipulate, contract and agree as follows:

1.
APPOINTMENT OF ATTORNEY IN FACT.  American Inter-Fidelity Corp. is hereby selected and such subscriber agrees to the appointment of American Inter-Fidelity Corp. as the Attorney in Fact for the reciprocal.  American Inter-Fidelity Corp. shall be and is the owner of an appropriate certificate and license issued to it by the Indiana Department of Insurance.  American Inter-Fidelity Corp. shall carry out all business on behalf of the reciprocal an subscribers thereto and shall designate the place of the exchange of reciprocal contracts of indemnity among the subscribers.

2.
PURPOSE OF THIS AGREEMENT.  The intent and purpose of this agreement is to vest American Inter-Fidelity Corp. as Attorney in Fact with the necessary authority to act on behalf of the reciprocal and the subscribers thereto, and to exchange contracts of insurance and indemnity with other members and subscribers.

3.
SERVICE OF PROCESS.  The Attorney in Fact does hereby have the authority to act as agent for service of process to the fullest extent permitted under the law in any suit on my obligation hereunder, and all such service of process upon the attorney in fact shall be deemed the legal equivalent of service of process upon the subscriber or member.

Said Attorney in Fact shall have the power and authority to authorize the Commissioner of Insurance of the State of Indiana, or other proper official of any State in which insurance is exchanged, to accept service of process upon myself as a Subscriber in any suit on my obligations as such, all as provided in 1.C.27-6-6-4 and as may be provided by similar laws of any state in which insurance is exchanged.  Said Attorney in Fact shall likewise have the power and authority to execute and submit the Commissioners of Insurance any and all documents as may be required in order to effect all legal compliance.

4.	LIMITATIONS OF LIABILITY.

(a)           NO JOINT LIABILITY.  Said Attorney in Fact shall have no power or authority to bind me jointly with any other subscriber, but shall have the power to bind me severally, and for myself alone on any contract of indemnity exchanged between the subscribers.

(b)           LIMITATIONS OF FINANCIAL LIABILITY.  Except as provided herein, the financial liability of each Subscriber shall be limited to the amount of any paid in capital, the total annual premiums on any policy or policies and any premium deposits as may be required.  Provided, however, that all contracts of indemnity shall contain a “limit of liability” and in the event it is determined that any subscribers liability on a claim under said contract of indemnity exceeds the limit of liability, such excess amount shall be the sole and complete responsibility of the subscriber.

5.	AUTHORIZED ACTS OF ATTORNEY IN FACT.

(a)           EXCHANGER OF INDEMNITY.  Said Attorney in Fact shall exchange contracts of indemnity for me with all other Subscribers to the Exchange, and shall have the full power and authority to perform every act which I myself could perform in relation to the contracts of indemnity.  The Attorney in fact shall have and hereby does have the power to act for me in its name to make, subscribe, or cancel contracts, to exchange on my behalf all such contracts of indemnity in my name with similar contracts of all other subscribers to said Exchange; to make all delinquent premium or deductible payments due from me to the Exchange by deducting the necessary amounts therefor out of any of my accounts herein; to give, waive or receive all notices or proofs of loss, to adjust, investigate or settle all losses and claims under such contracts of other evidence of indemnity, with all attendant and usual rights of subrogation incident thereto; and said Attorney in Fact shall and does hereby have full power and authority to appear in all actions on my behalf, to prosecute and defend the same, as it in its sole discretion deems advisable, or to so appoint, and engage attorneys to defend all claims for loss, and said Attorney in Fact shall and does hereby have full power and authority hereby to bring suit on behalf of, and for the benefit of the membership to enforce any of the obligations subscribed to hereunder.  In addition, the Attorney in Fact does have by have full power and authority to operate the reciprocal as may be required by law.

(b)           EFFECT OF JUDGMENT(S) AGAINST THE ATTORNEY IN FACT.  Should any suit, legal proceeding or other action be brought against said Attorney in Fact resulting from or arising out of my obligation of mine on such contract(s) of indemnity as I may enter into, then, and in that event, any and all judgment entered against such Attorney in Fact in that capacity shall be deemed a legal judgment against myself, and to the full extent of my liability in the premises.

(c)           INSURABLE INTEREST OF ATTORNEY IN FACT.  The Attorney in Fact shall be deemed to have an insurable interest co-extensive with that of mine, in all policies of insurance in which I am a named insured.  The Attorney in Fact shall have the right to contract for re-insurance or excess coverage as it, limits sole discretion, sees fit.

(d)           ASSESSMENT.  In the event that the Board of Directors of the Attorney in Fact determines that the financial condition warrants, or if order by the Commissioner of the Department of Insurance, the Attorney in Fact shall call for additional contributions from the members.  The total amount of such contributions shall be determined by the Board of Directors of the Attorney in Fact or as ordered by the Commissioner of Insurance.

The amount contributed by each subscriber shall be proportionate to each subscribers individual annual premium compared to the group as a whole.  In calculating the pro rata contribution for each member, the ratio of premium to capital contribution of the individual members shall be equalized, and a member with a premium to capital contribution ratio less the other members, shall first be required to make an additional capital contribution in order that said member’s ratio shall be equal to that of all the other members.  Should a member fail to make any such additional contribution within thirty (30) days of such call, if any, then the Attorney in Fact shall immediately thereafter cancel all unexpired indemnity relating to that member and shall liquidate his accounts as provided herein.  A member who fails to make the additional contribution, as provided herein, shall not be obligated to pay the proposed assessment in an amount greater than the members account balance at the time of withdrawal from the Exchange.  Any member who executes this agreement and does not have commercial automobile liability insurance in effect with the Exchange at the time of the assessment, shall not be assessed or otherwise financial liable for the assessment and additional contribution.

(e)           COMPENSATION OF THE ATTORNEY IN FACT.  For its services herein, the Attorney in Fact shall be entitled to a fee as follows:

(i)	Ten (10%) of the annual gross premium paid by all members/subscribers to the Exchange, such amount representing the approximate amount of the reasonable expenses of operating the attorney in fact; and

(ii)	Twenty-Five (25%) of the annual net income of the Exchange.

The Attorney in Fact shall pay out of the members funds, all expenses for losses, loss adjustment expense, adjusters fees and salaries, safety services, agents or brokers commissions, bonuses, agent or broker bonuses, attorneys fees, actuarial and accounts fees, costs and expenses of lawsuits and litigation any and all reinsurance costs, payments or expenses and excess insurance costs, dues as may be required for membership in insurance and insurance related organizations and associations, taxes and Department of Insurance fees as may be necessary and all other ordinary and necessary expenses incurred in the operation of the Exchange.

6.	PAID IN CAPITAL, NET INCOME AND DISTRIBUTIONS.

(a)           PAID IN CAPITAL.  The Attorney in Fact shall issue a Certificate to each Subscriber in receipt and evidence for any amounts, as paid in capital.  The Board of Directors of the Attorney in Fact shall determine the amount, if any, of paid in capital for each subscriber.

(b)           NET INCOME.  Annually, the net income or loss from the operations of the Exchange for the preceding year shall be determined in accord with accounting standards as required by the Department of Insurance.

(c)           LOSS DEVELOPMENT and LOSSES.  Certain coverages provided by the Exchange are third party liability coverages that may take many years to fully develop.  Therefore, the net income as provided in the preceding paragraph may not accurately represent the actual profits generated by the Exchange for any particular year.  In order to allow the Attorney in Fact to properly and as accurately as possible, determine the actual development and profit for the Exchange, no dividends will be paid until two years have elapsed from the close of the calendar year for which the Attorney in Fact proposes to pay dividends.

If the Exchange suffers a net loss, such net loss shall be allocated to the subscribers for the applicable year.  Allocation of the losses shall be based on each subscribers annual premium as it is a proportion of the total premiums of the Exchange for the year.  A members allocated net loss shall operate to reduce, in whole or in part, the subscribers capital account.  If the member does not have a capital account with a positive balance, such loss or losses shall operate to reduce any declared but unpaid dividends for such subscriber.

DIVIDENDS.  It is the objective of the Exchange to encourage members and subscribers to conduct their operations a safe manner and to minimize claims and claim payouts.  The Board of Directors of the Attorney in Fact shall have the option to declare an annual dividend to certain members of the Exchange if the operations of the Exchange have been profitable.  The timing of the dividend payments is provided in the preceding paragraph.  Dividends will only be paid to subscribers who have commercial auto liability insurance in effect with the Exchange during the year for which dividends shall be paid.

In no event will dividends be paid unless the capital and surplus of the Exchange exceeds the sum of $3,000,000.00.

In determining the amount of dividends, to be paid and the amount to be paid, if any, to a particular subscriber, the Board of Directors of the Attorney in Fact may consider the following:

(i)	The overall profitability of the Exchange
(ii)	The financial condition and surplus of the Exchange
(iii)	The types of insurance that have generated the profits or loss
(iv)	The expected or typical loss ratios for the types of insurance written by the Exchange
(v)	The capital contributions made by each subscriber
(vi)	The individual loss ratios of each subscriber including the premium paid to loss ratio for the current or prior years
(vii)	Any additional information the Board of Directors of the Attorney in Fact deems relevant for a reasonable analysis of the issue of dividend payment

In no event will the total amount of dividends payable to subscribers exceed seventy-five (75%) of the net income of the Exchange for any given year.  In the event the Attorney in Fact determines that an individual subscriber is entitled to a dividend, the particular subscriber may accept payment of the dividend in cash or through a reduction of insurance premiums for the following year.

(d)           UNASSIGNED SURPLUS.  The Attorney in Fact shall maintain an unassigned surplus in an amount sufficient to provide for the financial integrity of the Exchange and in an amount satisfactory to the Department of Insurance.  Any future paid in capital shall be maintained in a way so said amount can be identified and determined.  Any future paid in capital shall not be maintained as unassigned surplus.

7.	TERM OF AGREEMENT, CANCELLATION BY THE EXCHANGE OR A MEMBER and WITHDRAWAL OF MEMBERS

(a)           The Attorney in Fact shall have the responsibility to manage the Exchange for the benefit of all the subscribers and members.  If the Attorney in Fact cancels or non-renews a members coverages, this power of attorney shall be canceled as to any such member or members.  This agreement shall have no fixed term and shall remain in full force and effect unless cancelled as provided herein.  Upon thirty (30) days written notice, this power of attorney may be revoked by either party but in the event of cancellation by a member, such cancellation shall operate as a voluntary withdrawal from the Exchange.

(b)           Thirty days subsequent to cancellation or non-renewal of a members coverages(s), the withdrawal of a member from the Exchange or by cancellation, the Attorney in Fact shall immediately cancel all unexpired indemnity relating to the subscriber, liquidate the subscribers account and within sixty days thereafter, shall furnish an accounting to the subscriber.  The accounting shall show all capital contributions, if any, premium deposits, if any, and any unearned premiums held on account.  The Attorney in Fact shall determined the amount owed by the subscriber, if any, for past due premium amounts, deductible amounts or other amounts owed by the subscriber.  As losses and deductible expenses take time to develop so as to determine the most accurate accounting, any payments lawfully owed to a subscriber shall not be paid earlier than two (2) years following the withdrawal of the subscriber.  Any amounts paid to a subscriber shall include interest which shall be calculated based on the Exchange’s average rate of return on invested assets during the relevant time period.  Any member whose coverage is canceled, non-renewed or voluntarily leaves the Exchange shall forfeit any right or claim to any dividends that might be declared or payable subsequent to such member leaving the Exchange.

8.	CERTAIN LITIGATION COSTS CHARGEABLE TO INDIVIDUAL SUBSCRIBER’S ACCOUNT(S)

(a)           In the event the Attorney in Fact is compelled to appear, either as a named creditor or in any other capacity, in any bankruptcy proceeding initiated by, or brought on behalf of any subscriber, any and all costs relating thereto as may have been advanced by the Attorney in Fact shall, to the fullest extent permitted by law, be secured by all Letters of Credit posted by such subscriber in the Exchange’s favor to secure any policy or Power of Attorney obligation, and likewise to be secured by all accounts then on deposit with the Exchange in such subscriber’s name.  It is further specifically agreed that all such advanced costs, are repayable from any return premium that might otherwise be payable to the subscriber, from any premium deposit accounts then on hand with the Exchange in the subscriber’s name, from any other accounts of subscriber on hand with the Exchange, including its capital account and any letters of credit posted by such subscriber in the Exchange’s favor, with the Attorney in Fact specifically empowered hereby to debit any and all of my accounts, and draw down upon my letters of credit in such order as the said Attorney in Fact in its sole discretion shall deem advisable and appropriate; until all such costs advanced on behalf of the Exchange shall have been paid in full.

(b)           In the event the Attorney in Fact shall deem it necessary to file suit in any court of competent jurisdiction to enforce this agreement, or to assert a claim against a subscriber based on this agreement or upon any policies of insurance issued to such subscriber, and in event the attorney in fact is successful in such suit, all costs of litigation, including but not limited to reasonable attorneys fees shall be paid and charged to such subscriber.  The Attorney in Fact shall have the right to debit any and all accounts of such subscriber with the Exchange, and to draw down on any letters of credit posted by such subscriber in the Exchange’s favor, until all such sums due and owing under this paragraph have been paid.

9.	WAIVER, MODIFICATION, BINDING EFFECT SEVERABILITY and LAW CONTROLLING

Waiver of my portion of this agreement shall not constitute a waiver of the entire agreement and all other terms and conditions shall remain in full force and effect.

All understandings and agreements made between the parties hereto are merged into this agreement, which alone, fully and completely expresses the agreement of the parties.  All modifications and amendments to this agreement must be in writing and assigned by both parties.

This agreement is binding between the parties, their heirs, successors and assigns.  Neither party to this agreement may assign any portion of the agreement without the written consent of the other party.

In the event any provision of this agreement is found to be unenforceable, such provision or provisions shall be disregarded and the balance of the agreement shall remain in full force and effect.

The Power of Attorney, and the terms there, shall be governed, controlled and interpreted under the laws of the State of Indiana.  The parties agree that any disputes or actions under this agreement shall be brought in a court of competent jurisdiction within the State of Indiana.  Subscriber agrees to submit to the jurisdiction of any such court of the State of Indiana and does hereby appoint the Indiana Secretary of State as its agent for service of process in any such action.
IN WITNESS WHEREOF, the subscriber has hereunto placed its hand and seal to bind these presents, all done on the date indicated below.

SUBSCRIBER

BY:

ATTEST:

Dated the ______ day of ______, 20_____.

State of Indiana

County of

Before me, the undersigned a Notary Public in and for said county and State, personally appeared __________________ and ________________, as signatories for the subscriber, who first being duly sworn upon oath affirmed that they are authorized to execute the within Power of Attorney and having so sworn, did execute the aforementioned Power of Attorney, in my presence on the date aforesaid.

NOTARY PUBLIC

My Commission Expires:

County of Residence:

ACCEPTANCE

American Inter-Fidelity Corp. Attorney in Fact for American Inter-Fidelity Exchange, an Indiana domiciled reciprocal insurer.

BY
Authorized Signature